Exhibit 99.1

City Office REIT Reports Fourth Quarter and Full Year 2021 Results

VANCOUVER—February 25, 2022—City Office REIT, Inc. (NYSE: CIO) (the “Company,” “City Office,” “we” or “our”) today announced its results for the quarter and full year ended December 31, 2021.

Fourth Quarter Highlights

•	Rental and other revenues were $39.7 million. GAAP net income attributable to common stockholders was approximately $431.2 million, or $9.76 per fully diluted share;

•	Core FFO was approximately $15.8 million, or $0.36 per fully diluted share;

•	AFFO was approximately $7.7 million, or $0.17 per fully diluted share;

•	Closed the disposition of the Sorrento Mesa portfolio in San Diego, California for a gross sale price of $576.0 million, generating a gain on sale of $429.3 million;

•	Completed the acquisition of $613.5 million of premier office properties in Raleigh, North Carolina, Phoenix, Arizona and Dallas, Texas;

•	Same Store Cash NOI decreased 0.5% in the fourth quarter and increased 2.2% for the full year 2021 as compared to the same periods in 2020;

•	In-place occupancy closed the quarter at 84.9%, or 88.4% excluding two recent acquisitions that are in lease-up phase and/or have signed leases that have not yet taken occupancy;

•	Executed approximately 134,000 square feet of new and renewal leases during the quarter, bringing the 2021 full year total to approximately one million square feet;

•	Renewed and expanded our unsecured credit facility, increasing the total authorized borrowings to $350 million;

•	Increased the fourth quarter dividend 33.3% from $0.15 per share to $0.20 per share of common stock, paid on January 25, 2022; and

•	Declared a fourth quarter dividend of $0.4140625 per share of Series A Preferred Stock, paid on January 25, 2022.

“The fourth quarter of 2021 contained some of the most impactful events in the Company’s history,” commented James Farrar, the Company’s Chief Executive Officer. “The closing of the $576 million sale of the Sorrento Mesa portfolio in December was transformational for the Company. With the sale proceeds, we purchased $613.5 million of best-in-class properties, added Raleigh as a new, high-growth market and deepened our footprint in Dallas and Phoenix. All three properties were newly constructed and have stable, long-term tenancy, significantly enhancing the quality of our portfolio and setting us up for long-term growth. The impact of these transactions can be seen in our increased dividend and our new 2022 Core FFO per share guidance, the midpoint of which is 16% higher than our 2021 Core FFO per share results.”

“Our focus in 2022 is to drive cash flow growth at a time when many tenants are implementing their return-to-the-office plans. Specifically, we are concentrating on leasing our most impactful vacancies and creating desirable, move-in ready space to capture demand for quality office space in our high growth cities. Despite challenges caused by the pandemic, we continue to seek opportunities to unlock value in strategic and creative ways.”

A reconciliation of certain non-GAAP financial measures, including FFO, Core FFO, AFFO, NOI, Same Store NOI, Same Store Cash NOI, Adjusted Cash NOI and their equivalent per share measures, to the most directly comparable financial measure under U.S. generally accepted accounting principles (“GAAP”) can be found at the end of this release.

Portfolio Operations

The Company reported that its total portfolio as of December 31, 2021 contained 6.2 million net rentable square feet and was 84.9% occupied. Occupancy was impacted by the acquisition of two newly constructed properties that are in lease-up phase and/or have signed leases that have not yet taken occupancy. Excluding the recently acquired Bloc 83 and Block 23 properties, portfolio occupancy was 88.4% as of December 31, 2021.

Net Operating Income was approximately $25.1 million and Adjusted Cash NOI (CIO share) was approximately $23.9 million for the fourth quarter of 2021. Net Operating Income benefited from $1.0 million of termination fee income recognized in the quarter.

Same Store Cash NOI decreased 0.5% for the three months ended December 31, 2021 as compared to the same period in the prior year. Same Store Cash NOI increased 2.2% for the year ended December 31, 2021 as compared to the same period in the prior year.

Investment and Disposition Activity

On December 2, 2021, the Company completed the previously announced disposition of its Sorrento Mesa life science portfolio in San Diego, California for a gross sale price of $576.0 million and generated a gain on sale of $429.3 million.

On December 6, 2021, the Company completed the previously announced acquisition of Block 23, a highly-amenitized office building comprised of approximately 307,000 square feet located in the downtown submarket of Phoenix, Arizona. The purchase price was $150.0 million, exclusive of closing costs. The property was 62% occupied but 94% leased at closing, including signed leases that had not yet taken occupancy. The tenant base is approximately 70% investment grade, with a weighted average lease term remaining of approximately 12 years.

On December 9, 2021, the Company completed the previously announced acquisition of The Terraces, a premier office building comprised of approximately 173,000 square feet situated in the Preston Center submarket of Dallas, Texas. The purchase price was $133.5 million, exclusive of closing costs. The property was 99% leased at closing, including signed leases that had not yet taken occupancy, to a diverse tenant base, with a weighted average lease term remaining of approximately 8 years.

On December 31, 2021, the Company completed the previously announced acquisition of Bloc 83, a newly constructed two-building office complex comprised of approximately 495,000 square feet located in the downtown submarket of Raleigh, North Carolina. The purchase price was $330.0 million, exclusive of closing costs. One building was 97% leased at closing with a weighted average lease term remaining of approximately 10 years. The second building was delivered in 2021 and is in its initial lease-up phase at approximately 67% leased as of closing. Combined, Bloc 83 was 62% occupied but approximately 80% leased at closing, including signed leases that had not yet taken occupancy.

Leasing Activity

The Company’s total leasing activity during the fourth quarter of 2021 was approximately 134,000 square feet, which included 72,000 square feet of new leasing and 62,000 square feet of renewals. Approximately 126,000 square feet of leases signed within the quarter will commence subsequent to quarter end. The Company’s total leasing activity during the full year 2021 was approximately 956,000 square feet.

New Leasing – New leases were signed with a weighted average lease term of 6.0 years at a weighted average annual rent of $25.29 per square foot and at a weighted average cost of $7.12 per square foot per year.

Renewal Leasing – Renewal leases were signed with a weighted average lease term of 2.8 years at a weighted average annual rent of $28.63 per square foot and at a weighted average cost of $2.26 per square foot per year.

Capital Structure

As of December 31, 2021, the Company had total principal outstanding debt of approximately $658.5 million. Approximately $466.5 million, or 70.8%, of the Company’s outstanding debt was fixed rate. When factoring in the $50 million term loan as fixed rate debt due to an interest swap, approximately 78.4% of the Company’s debt was effectively fixed rate. City Office’s total principal outstanding debt had a weighted average maturity of approximately 4.2 years and a weighted average interest rate of 3.4%.

During the quarter, the Company renewed and expanded its unsecured credit facility. The maturity date of the credit facility was extended to 2025 with a one-year extension option and the borrowing availability of the revolving facility was increased from $250 million to $300 million. Combined with the Company’s five-year term loan, the total authorized borrowings under the unsecured credit facility increased from $300 million to $350 million.

Dividends

On December 17, 2021, the Company’s board of directors approved and the Company declared a cash dividend of $0.20 per share of the Company’s common stock for the three months ended December 31, 2021. The dividend was paid on January 25, 2022 to common stockholders and unitholders of record as of January 11, 2022.

On December 17, 2021, the Company’s board of directors approved and the Company declared a cash dividend of $0.4140625 per share of the Company’s 6.625% Series A Preferred Stock for the three months ended December 31, 2021. The dividend was paid on January 25, 2022 to preferred stockholders of record as of January 11, 2022.

2022 Outlook

The Company is introducing its full year 2022 guidance. The midpoint of 2022 Core FFO per diluted share expectations represents a 16% increase over the actual 2021 Core FFO per diluted share. Same Store Cash NOI Change expectations are most heavily impacted by a significant signed lease with a free rent period and lower projected average occupancy as compared to the prior year. 2022 guidance assumes no share issuances or share repurchase activity. Further, guidance does include the impact of a modest amount of speculative leasing, generally weighted towards the back half of the year.

Full Year 2022 Guidance	Low	High
Planned Acquisitions	$0.0M	$0.0M
Planned Dispositions	$0.0M	$44.0M
Net Operating Income	$113.0M	$115.0M
General & Administrative Expenses	$14.0M	$15.0M
Interest Expense	$24.0M	$25.0M
2022 Core FFO per diluted share	$1.56	$1.60
Net Recurring Straight-Line Rent Adjustment	$5.0M	$6.0M
Same Store Cash NOI Change	(6.0%)	(4.0%)
December 31, 2022 Occupancy	86.5%	88.5%

Material Considerations:

1.	Planned Dispositions reflects the potential sale of the Lake Vista Pointe property in Dallas pursuant to the sole tenant’s purchase option.

2.	Termination fee income of $1.0 million has been included in 2022 guidance.

3.

The General and Administrative Expenses guidance includes approximately $4.0 million for stock-based compensation. Our Core FFO definition excludes stock-based compensation. Excluding stock-based compensation, General and Administrative Expenses guidance for Full Year 2022 would have been $10.0 million – $11.0 million.

4.	Annual weighted average fully diluted shares of common stock outstanding are assumed to be approximately 44.4 million.

The Company’s guidance is based on current plans and assumptions and subject to the risks and uncertainties more fully described in the Company’s filings with the United States Securities and Exchange Commission. This outlook reflects management’s view of current and future market conditions, including assumptions such as the pace of future acquisitions and dispositions, rental rates, occupancy levels, leasing activity, uncollectible rents, operating and general administrative expenses, weighted average diluted shares outstanding and interest rates. The Company reminds investors that the impacts of the COVID-19 pandemic are uncertain and impossible to predict. See “Forward-looking Statements” below.

Webcast and Conference Call Details

City Office’s management will hold a conference call at 11:00 am Eastern Time on February 25, 2022.

The webcast will be available under the “Investor Relations” section of the Company’s website at www.cioreit.com. The conference call can be accessed by dialing 1-866-262-0919 for domestic callers and 1-412-902-4106 for international callers.

A replay of the call will be available later in the day on February 25, 2022, continuing through 11:59 pm Eastern Time on May 25, 2022 and can be accessed by dialing 1-877-344-7529 for domestic callers and 1-412-317-0088 for international callers. The passcode for the replay is 8069262. A replay will also be available for twelve months following the call at “Webcasts & Events” in the “Investor Relations” section of the Company’s website.

A supplemental financial information package to accompany the discussion of the results will be posted on www.cioreit.com under the “Investor Relations” section.

Non-GAAP Financial Measures

Funds from Operations (“FFO”) – The National Association of Real Estate Investment Trusts (“NAREIT”) states FFO should represent net income or loss (computed in accordance with GAAP) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments of unconsolidated partnerships and joint ventures, gains or losses on the sale of property and impairments to real estate.

The Company uses FFO as a supplemental performance measure because the Company believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out, changes in fair value of contingent consideration and the amortization of stock based compensation.

We believe Core FFO provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Other equity REITs may calculate Core FFO differently or not at all, and, accordingly, the Company’s Core FFO may not be comparable to such other REITs’ Core FFO.

Adjusted Funds from Operations (“AFFO”) – We compute AFFO by adding to Core FFO the non-cash amortization of deferred financing fees and non-real estate depreciation and then subtracting cash paid for recurring tenant improvements, leasing commissions, and capital expenditures, and eliminating the net effect of straight-line rent / expense, deferred market rent and debt fair value amortization. Recurring capital expenditures exclude development / redevelopment activities, capital expenditures planned at acquisition and costs to reposition a property. We exclude first generation leasing costs within the first two years of our initial public offering or acquisition, which are generally to fill vacant space in properties we acquire or were planned at acquisition. We have further excluded all costs associated with tenant improvements, leasing commissions and capital expenditures which were funded by the entity contributing the properties at closing.

Along with FFO and Core FFO, we believe AFFO provides investors with appropriate supplemental information to evaluate the ongoing operations of the Company. Other equity REITs may calculate AFFO differently, and, accordingly, the Company’s AFFO may not be comparable to such other REITs’ AFFO.

Net Operating Income (“NOI”), Adjusted Cash NOI (CIO share) – We define NOI as rental and other revenues less property operating expenses. We define Adjusted Cash NOI as NOI less the effect of recurring straight-line rent / expense, deferred market rent, and any amounts which are funded by the selling entities and NCI in properties.

We consider NOI and Adjusted Cash NOI to be appropriate supplemental performance measures to net income because we believe they provide information useful in understanding the core operations and operating performance of our portfolio.

Same Store Net Operating Income (“Same Store NOI”) and Same Store Cash Net Operating Income (“Same Store Cash NOI”) – Same Store NOI and Same Store Cash NOI is calculated as the NOI attributable to the properties continuously owned and operated for the entirety of the reporting periods presented. The Company’s definition of Same Store NOI and Same Store Cash NOI excludes properties that were not stabilized during both of the applicable reporting periods. These exclusions may include, but are not limited to, acquisitions, dispositions and properties undergoing repositioning or significant renovations.

We believe Same Store NOI and Same Store Cash NOI is an important measure of comparison because it allows for comparison of operating results of stabilized properties owned and operated for the entirety of both applicable periods and therefore eliminates variations caused by acquisitions, dispositions or repositionings during such periods. Other REITs may calculate Same Store NOI and Same Store Cash NOI differently and our calculation should not be compared to that of other REITs.

Forward-looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company’s current beliefs as to the outcome and timing of future events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “approximately,” “anticipate,” “assume,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “hypothetical,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” or other similar words or expressions. There can be no assurance that actual forward-looking statements, including projected capital resources, projected profitability and portfolio performance, estimates or developments affecting the Company will be those anticipated by the Company. Examples of forward-looking statements include those pertaining to expectations regarding our financial performance, including under metrics such as NOI and FFO, market rental rates, national or local economic growth, estimated replacement costs of our properties, the Company’s expectations regarding tenant occupancy, re-leasing periods, projected capital improvements, expected sources of financing, expectations as to the likelihood and timing of closing of acquisitions, dispositions, or other transactions, the expected operating performance of the Company’s current properties, anticipated near-term acquisitions and descriptions relating to these expectations, including, without limitation, the anticipated net operating income yield and cap rates, and changes in local, regional, national and international economic conditions, including as a result of the ongoing COVID-19 pandemic. Forward-looking statements presented in this press release are based on management’s beliefs and assumptions made by, and information currently available to, management.

The forward-looking statements contained in this press release are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to us and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to the factors, risks and uncertainties described above, changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors described in our news releases and filings with the SEC, including but not limited to those described in our Annual Report on Form 10-K for the year ended December 31, 2021 under the heading “Risk Factors” and in our subsequent reports filed with the SEC, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove to be incorrect, our actual results may vary in material respects from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company does not guarantee that the assumptions underlying such forward-looking statements contained in this press release are free from errors. Unless otherwise stated, historical financial information and per share and other data are as of December 31, 2021 or relate to the quarter ended December 31, 2021. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

City Office REIT, Inc.

Consolidated Balance Sheets

(In thousands, except par value and share data)

	December 31, 2021	December 31, 2020
Assets
Real estate properties
Land	$204,801	$204,289
Building and improvement	1,244,177	777,184
Tenant improvement	119,011	104,694
Furniture, fixtures and equipment	664	642

	1,568,653	1,086,809
Accumulated depreciation	(157,356)	(131,220)

	1,411,297	955,589

Cash and cash equivalents	21,321	25,305
Restricted cash	20,945	20,646
Rents receivable, net	30,415	32,968
Deferred leasing costs, net	20,327	16,829
Acquired lease intangible assets, net	68,925	44,143
Other assets	28,283	15,758
Assets held for sale	—	46,054

Total Assets	$1,601,513	$1,157,292

Liabilities and Equity
Liabilities:
Debt	$653,648	$677,242
Accounts payable and accrued liabilities	27,101	25,414
Deferred rent	11,600	7,295
Tenant rent deposits	6,165	4,801
Acquired lease intangible liabilities, net	10,872	6,035
Other liabilities	21,532	18,099
Liabilities related to assets held for sale	—	531

Total Liabilities	730,918	739,417

Commitments and Contingencies
Equity:
6.625% Series A Preferred stock, $0.01 par value per share, 5,600,000 shares authorized, 4,480,000 issued and outstanding as of December 31, 2021 and 2020	112,000	112,000
Common stock, $0.01 par value, 100,000,000 shares authorized, 43,554,375 and 43,397,117 shares issued and outstanding as of December 31, 2021 and 2020 respectively	435	433
Additional paid-in capital	482,061	479,411
Retained earnings/(accumulated deficit)	275,502	(172,958)
Accumulated other comprehensive loss	(382)	(1,960)

Total Stockholders’ Equity	869,616	416,926
Non-controlling interests in properties	979	949

Total Equity	870,595	417,875

Total Liabilities and Equity	$1,601,513	$1,157,292

City Office REIT, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Rental and other revenues	$39,672	$39,840	$164,041	$160,840

Operating expenses:
Property operating expenses	14,529	14,647	58,005	58,312
General and administrative	1,721	2,665	15,489	10,690
Depreciation and amortization	13,299	15,145	57,317	60,367

Total operating expenses	29,549	32,457	130,811	129,369

Operating income	10,123	7,383	33,230	31,471
Interest expense:
Contractual interest expense	(5,736)	(6,590)	(23,268)	(26,363)
Amortization of deferred financing costs and debt fair value	(462)	(332)	(1,332)	(1,326)

	(6,198)	(6,922)	(24,600)	(27,689)
Net gain on sale of real estate property	429,250	—	476,651	1,347

Net income	433,175	461	485,281	5,129
Less:
Net income attributable to non-controlling interests in properties	(126)	(88)	(886)	(602)

Net income attributable to the Company	433,049	373	484,395	4,527
Preferred stock distributions	(1,855)	(1,855)	(7,420)	(7,420)

Net income/(loss) attributable to common stockholders	$431,194	$(1,482)	$476,975	$(2,893)

Net income/(loss) per common share:
Basic	$9.90	$(0.03)	$10.97	$(0.06)

Diluted	$9.76	$(0.03)	$10.80	$(0.06)

Weighted average common shares outstanding:
Basic	43,554	43,397	43,498	47,223

Diluted	44,162	43,397	44,145	47,223

Dividend distributions declared per common share	$0.20	$0.15	$0.65	$0.60

City Office REIT, Inc.

Reconciliation of Net Income to Net Operating Income and Adjusted Cash NOI

(Unaudited)

(In thousands)

Three Months Ended December 31, 2021
Net income	$433,175
Adjustments to net income:
General and administrative	1,721
Contractual interest expense	5,736
Amortization of deferred financing costs and debt fair value	462
Depreciation and amortization	13,299
Net gain on sale of real estate property	(429,250)

Net Operating Income (“NOI”)	$25,143
Net recurring straight-line rent/expense adjustment	(963)
Net amortization of above and below market leases	61

Portfolio Adjusted Cash NOI	$24,241
NCI in properties – share in cash NOI	(365)

Adjusted Cash NOI (CIO share)	$23,876

City Office REIT, Inc.

Reconciliation of Net Income to FFO, Core FFO and AFFO

(Unaudited)

(In thousands, except per share data)

Three Months Ended December 31, 2021
Net income attributable to common stockholders	$431,194
(+) Depreciation and amortization	13,299
(-) Net gain on sale of real estate property	(429,250)

15,243
Non-controlling interests in properties:
(+) Share of net income	126
(-) Share of FFO	(282)

FFO attributable to common stockholders	$15,087

(+) Stock based compensation	665

Core FFO attributable to common stockholders	$15,752

(-) Net recurring straight-line rent/expense adjustment	(963)
(+) Net amortization of above and below market leases	61
(+) Net amortization of deferred financing costs and debt fair value	460
(-) Net recurring tenant improvements and incentives	(4,548)
(-) Net recurring leasing commissions	(1,222)
(-) Net recurring capital expenditures	(1,850)

AFFO attributable to common stockholders	$7,690

FFO per common share	$0.34

Core FFO per common share	$0.36

AFFO per common share	$0.17

Dividends distributions declared per common share	$0.20
FFO Payout Ratio	59%
Core FFO Payout Ratio	56%
AFFO Payout Ratio	115%

Weighted average common shares outstanding - diluted	44,162

City Office REIT, Inc.

Reconciliation of Rental and Other Revenues to Same Store NOI and Same Store Cash NOI

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Rental and other revenues	$39,672	$39,840	$164,041	$160,840
Property operating expenses	14,529	14,647	58,005	58,312

Net operating income (“NOI”)	$25,143	$25,193	$106,036	$102,528
Less: NOI of properties not included in same store	(2,966)	(3,332)	(5,011)	(8,685)

Same store NOI	$22,177	$21,861	$101,025	$93,843
Less:
Non-recurring other income	—	—	—	(29)
Termination fee income	(1,027)	—	(8,437)	(532)
Straight-line rent/expense adjustment	251	(460)	638	(2,073)
Above and below market leases	67	188	344	149
NCI in properties – share in cash NOI	(365)	(388)	(1,860)	(1,611)

Same store cash NOI	$21,103	$21,201	$91,710	$89,747

City Office REIT, Inc.

Reconciliation of Net Income to Core FFO Guidance

(Unaudited)

(In thousands, except per share data)

	Full Year 2022 Outlook
	Low	High
Net income attributable to common stockholders	$22,900	$3,900
(+) Depreciation and amortization	63,000	64,000
(-) Net gain on sale of real estate property	(20,000)	—
(-) Non-controlling interests in properties	(700)	(700)

FFO attributable to common stockholders	$65,200	$67,200

(+) Stock based compensation	4,000	4,000

Core FFO attributable to common stockholders	$69,200	$71,200

FFO per common share	$1.47	$1.51

Core FFO per common share	$1.56	$1.60

Weighted average shares of common stock	44,400	44,400

Contact

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cityofficereit.com